                       SECURITIES AND EXCHANGE COMMISSION
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the Appropriate Box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          ROBOTIC VISION SYSTEMS, INC.
                (Name of Registrant as Specified in its Charter)

                            [NAME OF PERSON FILING]
    (Name of Person(s) filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

                        Copies of all communications to:

                              IRA I. ROXLAND, Esq.
                         Sonnenschein Nath & Rosenthal
                          1221 Avenue of the Americas
                            New York, New York 10020
                                 (212) 768-6700
--------------------------------------------------------------------------------

                          ROBOTIC VISION SYSTEMS, INC.
                               486 AMHERST STREET
                           NASHUA, NEW HAMPSHIRE 03063


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 11, 2003



To the Stockholders of
   Robotic Vision Systems, Inc.:


         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Robotic Vision Systems, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, November 11, 2003, at 9:00 a.m., local time, at 5 Shawmut Road, Canton, Massachusetts, for the following purposes:


         1. To consider and vote upon a proposal to grant discretionary authority to the Company's board of directors to amend the Company's restated certificate of incorporation to effect a reverse split of the Company's common stock within a band ranging from one-for-three to one-for-seven.

         2. To transact such other business as may properly come before the Special Meeting.


         Only stockholders of record at the close of business on October 9, 2003 are entitled to notice of and to vote at the Special Meeting.








                                                   Jeffrey P. Lucas
                                                   Secretary

Nashua, New Hampshire
October 16, 2003



                          -----------------------------




IMPORTANT:        All stockholders are cordially invited to attend the Special
                  Meeting in person. However, to assure your representation at the Special Meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Special Meeting may vote in person even if such stockholder has returned a proxy.

                          ROBOTIC VISION SYSTEMS, INC.

                               486 AMHERST STREET
                           NASHUA, NEW HAMPSHIRE 03063

                             ----------------------

                                 PROXY STATEMENT

                             ----------------------

                                  INTRODUCTION


         This Proxy Statement is being mailed on or about October 16, 2003 to all stockholders of record of Robotic Vision Systems, Inc. at the close of business on October 9, 2003 (the "record date") in connection with the solicitation by the board of directors of proxies for a Special Meeting of Stockholders to be held at 5 Shawmut Road, Canton, Massachusetts, on Tuesday, November 11, 2003 at 9:00 a.m.


SOLICITATION OF PROXIES


         Proxies will be solicited by mail, and we will pay all expenses of preparing and soliciting such proxies. We hired Georgeson Shareholder Communications Inc. to assist in the distribution of proxy materials and solicitation of votes. The estimated fee is $6,000 plus reasonable out-of-pocket expenses. We have also arranged for reimbursement, at the rate suggested by The Nasdaq Stock Market, of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Our directors, officers and employees may also solicit proxies but such persons will not be specifically compensated for such services.



         All proxies properly executed and received by the persons designated as proxy will be voted on all matters presented at the meeting in accordance with the specific instructions of the person executing such proxy or, in the absence of specified instructions, will be voted in favor of the proposal to grant discretionary authority to our board of directors to amend our restated certificate of incorporation to effect a reverse split of our common stock within a band ranging from one-for-three to one-for seven.


         The board does not know of any other matter that may be brought before the meeting but, in the event that any other matter should come before the meeting, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

MANNER OF VOTING

         Stockholders may vote their proxies by mail. Stockholders who hold their shares through a bank or broker can also vote via the Internet if this option is offered by the bank or broker. Any stockholder may revoke his proxy, whether he votes by mail or the Internet, at any time before the meeting by written notice to such effect received by us at the address set forth above,
Attn: Corporate Secretary, by delivery of a subsequently dated proxy or by attending the meeting and voting in person.

         All persons or entities that held shares of our common stock on the record date can attend the meeting. If your shares are held through a broker and you would like to attend the meeting, please bring a copy of your brokerage account statement or an omnibus proxy (which can be obtained from your broker) and you will be permitted to attend the meeting.

VOTE REQUIRED


         The total number of shares of our common stock outstanding as of the record date was 73,618,063. The common stock is the only class of our securities entitled to vote, each share being entitled to one vote. Only stockholders of record as of the close of business on the record date will be entitled to vote. A majority of the shares of our common stock outstanding and entitled to vote, or 36,809,032 shares, must be present at the meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.



         An affirmative vote of the holders of a majority of all outstanding shares of our common stock entitled to vote at the meeting will be required for approval of the proposal to grant discretionary authority to our board of directors to implement a reverse split of our common stock.


ABSTENTIONS AND BROKER NONVOTES


         "Broker nonvotes" are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted. Broker nonvotes and abstentions will be counted in tabulations of the votes cast on the proposal presented at the meeting and will have the same effect as a vote AGAINST such proposal.




                                   PROPOSAL 1


          APPROVAL OF GRANT OF DISCRETIONARY AUTHORITY TO OUR BOARD OF
          DIRECTORS TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION
      TO EFFECT A REVERSE SPLIT OF OUR COMMON STOCK WITHIN A BAND RANGING
                      FROM ONE-FOR-THREE TO ONE-FOR-SEVEN


BACKGROUND

         On August 1, 2002, while our common stock was listed on The Nasdaq National Market, we were notified by Nasdaq that we had failed to maintain a closing bid price of at least $1.00 per share for 30 consecutive trading days. Pursuant to Marketplace Rule 4450(e)(2), we were provided with a 90-day period, through October 30, 2002, to satisfy that requirement. On October 25, 2002, we voluntarily transferred the listing of our common stock to The Nasdaq SmallCap Market. Pursuant to Marketplace Rule 4450(e)(2), we were then afforded the remainder of the 180-day period applicable to SmallCap issuers, through January 28, 2003, to regain compliance with the bid price requirement. On January 29, 2003, we were notified that, although we failed to satisfy the bid price requirement within the specified time period, we were eligible for a second 180-day period, through July 28, 2003, as contemplated by Marketplace Rule 4310(c)(8)(D), given that we had satisfied the stockholders' equity requirement of at least $2.5 million as of September 30, 2002.

         On May 28, 2003, we were notified by Nasdaq that we had failed to satisfy any of the following alternative continued listing requirements: (i) a stockholders' equity of at least $2.5 million as of March 31, 2003; (ii) a market value of our listed securities of at least $35 million; or (iii) net income for the latest fiscal year of at least $500,000. On June 18, 2003, we were informed that our common stock was subject to delisting based upon that deficiency. By letter dated June 25, 2003, we requested a hearing before a Nasdaq listing qualifications panel to appeal a Nasdaq Staff recommendation to delist our common stock.

This request for appeal stayed such delisting pending the panel's decision. On June 26, 2003, we received notice that our request for a hearing had been granted and that a hearing was scheduled for July 31, 2003. Thereafter, by memorandum dated July 21, 2003, the Nasdaq Staff noted that if we failed to remedy the bid price deficiency by July 28, 2003, that deficiency would form an additional basis for delisting.


         At the hearing, we stated that, although we did not satisfy the minimum stockholders' equity requirement as of March 31 and June 30, 2003, the market value of our listed securities was at least $35,000,000 for the 12 consecutive trading days ended July 31, 2003. We also highlighted several initiatives designed to improve our balance sheet and satisfy the minimum stockholders' equity requirement. However, given the uncertainty as to when these initiatives would occur, we expressed our willingness to seek stockholder approval for a reverse split of our common stock to increase the per share market price of our common stock.



         We were notified on September 9, 2003 that the listing qualifications panel had made a determination concerning our request for continued inclusion on The Nasdaq SmallCap Market. The panel acknowledged that we had regained compliance with the minimum market value of listed securities requirement. The panel was also of the opinion that we had presented a definitive plan that would enable us to evidence compliance with all other requirements for continued listing on The Nasdaq SmallCap Market within a reasonable period of time and to sustain compliance with those requirements over the long-term. In particular, the panel noted our plan to implement a reverse split of our common stock in the near-term in an effort to satisfy the $1.00 bid price requirement. Accordingly, the panel determined to continue the listing of our common stock on The Nasdaq SmallCap Market subject to our satisfaction of certain conditions, including, among others, that our common stock demonstrate a closing bid price of at least $1.00 per share on or before November 17, 2003 and immediately thereafter, evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days.



         Our board of directors has therefore adopted a resolution to seek stockholder approval to grant the board discretionary authority to amend our restated certificate of incorporation to effect a reverse split, for the purpose of increasing the market price of our common stock above Nasdaq's minimum bid requirement of $1.00 per share. The reverse split exchange ratio that the board of directors approved and deemed advisable and for which it is seeking stockholder approval is within a band ranging from one-for-three to one-for-seven, with the exact exchange ratio to be set by the board of directors in its sole discretion within this band at the time it elects to effect a reverse split. Approval of this proposal would give the board authority to implement the reverse split at any time it determined. In addition, approval of this proposal would also give the board authority to decline to implement a reverse split.


         Our board of directors believes that stockholder approval of an exchange ratio band (as contrasted with approval of a specified exchange ratio) provides the board of directors with maximum flexibility to achieve the purposes of a reverse split and, therefore, is in the best interests of our company and our stockholders. The actual timing for implementation of the reverse split would be determined by our board of directors based upon its evaluation as to when and whether such action would be most advantageous to our company and our stockholders.


         If you approve the grant of discretionary authority to our board of directors to implement a reverse split and the board of directors decides to implement the reverse split, we will file a certificate of amendment to our restated certificate of incorporation with the Secretary of State of the State of Delaware which will effect a reverse split of our then issued and outstanding common stock at the specific ratio set by the board.

REASON FOR THE REVERSE SPLIT


         The reason for the reverse split is to increase the per share market price of our common stock. As mentioned above, our common stock must demonstrate a closing bid price of at least $1.00 per share on or before November 17, 2003 and immediately thereafter, must evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days. If our common stock does not satisfy these requirements, our common stock will be delisted from The Nasdaq SmallCap Market.

         Our board of directors believes that delisting from The Nasdaq SmallCap Market could adversely affect (i) the liquidity and marketability of our common stock; (ii) the trading price of our common stock; and (iii) our relationships with vendors and customers. If a delisting were to occur, our common stock may be quoted on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau. Our board of directors also believes that The Nasdaq SmallCap Market provides a broader market for our common stock than would the OTC Bulletin Board or the "pink sheets" and is, therefore, preferable to these alternatives.


         Our common stock is currently quoted on The Nasdaq SmallCap Market under the symbol "RBVEC." During the period from October 1, 2002 to the record date, the closing sales price per share of our common stock ranged from a high of $1.33 to a low of $0.11. The closing sales price on the record date was $0.70.


         Stockholders should note that the effect of the reverse split upon the market price for our common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of our common stock after the reverse split will be three to seven times, as applicable, greater than the price for shares of our common stock immediately prior to the reverse split. Furthermore, there can be no assurance that the market price of our common stock immediately after the proposed reverse split will be maintained for any period of time. Even if an increased share price can be maintained, the reverse split may not achieve the desired results that have been outlined above. Moreover, because some investors may view the reverse split negatively, there can be no assurance that the reverse split will not adversely impact the market price of our common stock or, alternatively, that the market price following the reverse split will either exceed or remain in excess of the current market price.

         While we expect the reverse split to be sufficient to prevent Nasdaq from delisting our common stock, it is possible that, even if the reverse split results in a bid price for our common stock that exceeds $1.00 per share, we may not be able to continue to satisfy the additional criteria for continued listing on The Nasdaq SmallCap Market. These additional criteria consist of maintaining
(i) stockholders' equity of at least $2.5 million or having a market value of our listed securities of at least $35 million or having net income from continuing operations of $500,000, (ii) a public float of at least 500,000 shares of common stock, (iii) a market value of the public float of at least $1 million, (iv) at least 300 shareholders (round lot holders), (v) at least two market makers for our common stock and (vi) compliance with certain corporate governance requirements. We believe that we currently satisfy all of these criteria. There can be no assurance, however, that we will be successful in continuing to meet all requisite maintenance criteria.


BOARD DISCRETION TO IMPLEMENT EFFECTIVE REVERSE SPLIT


         If you approve the grant of discretionary authority to implement a reverse split outlined in this Proposal 1, the reverse split will be effected, if at all, only upon a determination by our board of directors that the reverse split is in the best interests of our company and our stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for The Nasdaq SmallCap Market, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding approval by the stockholders of the grant of discretionary authority to implement a reverse split of our common stock, our board of directors may, in its sole discretion, determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect a reverse split, as permitted under Section 242(c) of the Delaware General Corporation Law.


EFFECT OF THE REVERSE SPLIT ON EXCHANGE ACT REGISTRATION AND VOTING RIGHTS

         Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934 and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse split would not affect the registration of our common stock under the Exchange Act nor will it change our periodic reporting and other obligations thereunder. After the reverse split and assuming our common stock continues to be listed thereon, our common stock would be quoted under the symbol "ROBV" (although Nasdaq would likely add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate that the reverse split has occurred).

         The voting and other rights of the holders of our common stock would not be affected by the reverse split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 0.5% of the voting power of the outstanding shares of our common stock immediately prior to the effective time of the reverse split would continue to hold 0.5% of the voting power of the outstanding shares of our common stock after the reverse split. The number of stockholders of record would not be affected by the reverse split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest).

EFFECT OF THE REVERSE SPLIT ON OUR SHARES OF COMMON STOCK

         The authorized number of shares of our common stock and the par value of our common stock under our restated certificate of incorporation would remain at 100,000,000 shares, par value $0.01 per share, following the effective time of the reverse split.

         The number of shares of our common stock issued and outstanding would be reduced following the effective time of the reverse split in accordance with the following formula: every X shares of our common stock owned by a stockholder will automatically be changed into and become one new share of our common stock, with X being equal to the exchange ratio as determined by our board of directors.


         The number of authorized but unissued shares of our common stock effectively will be increased significantly by the reverse split of our common stock. For example, based on the 73,618,063 shares of our common stock outstanding on the record date, and the 100,000,000 shares of our common stock that are authorized under our restated certificate of incorporation, a one-for-three reverse split would have the effect of increasing the number of authorized but unissued shares of our common stock from 26,381,837 to 75,460,645 and a one-for-seven reverse split would have the effect of increasing the number of authorized but unissued shares of our common stock from 26,381,837 to 89,483,134. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock. The effective increase in the number of authorized but unissued shares of our common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our restated certificate of incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of us through a transaction opposed by our board of directors.

EFFECT OF THE REVERSE SPLIT ON STOCK OPTIONS


         The reverse split would reduce the number of shares of our common stock available for issuance under each of our stock option plans in proportion to the exchange ratio. The aggregate number of shares of our common stock currently authorized for issuance but unissued on the record date under our stock option plans was 1,189,227.


         We also have outstanding options to purchase shares of common stock. Under the terms of the outstanding options, the reverse split will effect a reduction in the number of shares of our common stock issuable upon exercise of such options in proportion to the exchange ratio and will effect a proportionate increase in the exercise price of such options. In connection with the reverse split, the number of shares of our common stock issuable upon exercise of outstanding options will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

EFFECT OF THE REVERSE SPLIT ON WARRANTS



         On the record date, we had outstanding warrants to purchase an aggregate of 10,576,311 shares of our common stock. Under the terms of our outstanding warrants, the reverse split will effect a reduction in the number of shares of our common stock issuable upon exercise of such warrants in proportion to the exchange ratio and will effect a proportionate increase in the exercise price of such warrants. In connection with the reverse split, the number of shares of our common stock issuable upon exercise of outstanding warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.



EFFECT OF THE REVERSE SPLIT ON CONVERTIBLE DEBT

         On the record date, we had outstanding debt convertible into 1,190,476 shares of our common stock. Under the terms of the convertible debt, the reverse split will effect a reduction in the number of shares of our common stock issuable upon conversion of such debt in proportion to the exchange ratio. In connection with the reverse split, the number of shares of our common stock issuable upon conversion of outstanding the convertible debt will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.


EFFECTIVE DATE

         If the proposed grant of discretionary authority to implement a reverse split is approved and the board of directors elects to proceed with a reverse split, it would become effective as of 5:00 p.m. eastern time on the date of filing of a certificate of amendment to our restated certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on such date, all shares of our common stock that were issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, converted into new shares of our common stock in accordance with the exchange ratio as determined by our board of directors within the band set forth in this Proposal 1.

EXCHANGE OF STOCK CERTIFICATE

         Shortly after the effectiveness of the reverse split, each holder of an outstanding certificate theretofore representing shares of our common stock will receive instructions from American Stock Transfer & Trust Company, as our exchange agent for the reverse split, for the surrender of such certificate. Such instructions will include a form of transmittal letter to be completed and returned to the exchange agent. As soon as practicable after the surrender to the exchange agent of any certificate that prior to the reverse split represented shares of our common stock, together with a duly executed transmittal letter and any other documents the exchange agent may specify, the exchange agent shall deliver to the person in whose name such certificate had been issued a new certificate or certificates registered in the name of such person representing the number of full shares of our common stock into which the shares of our common stock previously represented by the surrendered certificate shall have been reclassified, together with a check for any amounts to be paid in cash in lieu of any fractional share. Until so surrendered, each certificate that immediately prior to the reverse split represented any number of shares of our common stock shall be deemed at and after the reverse split to represent the number of full shares of our common stock contemplated by the preceding sentence. Each certificate representing shares of our common stock issued in connection with the reverse split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates.


         No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate that prior to approval of the reverse split represented any shares of our common stock, except that if any certificates of our common stock are to be issued in a name other than that in which the certificates for shares of our common stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (ii) such transfer shall comply with all applicable federal and state securities laws, and
(iii) such surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

NO APPRAISAL RIGHTS

         Under Delaware law, stockholders of our company would not be entitled to dissenter's or appraisal rights with respect to the reverse split.

CASH PAYMENT IN LIEU OF FRACTIONAL SHARES

         In lieu of any fractional shares to which a holder of our common stock would otherwise be entitled as a result of the reverse split, we shall pay cash equal to such fraction multiplied by the average of the high and low trading prices of the our common stock on The Nasdaq SmallCap Market during regular trading hours for the five trading days immediately preceding the effectiveness of the reverse split.

FEDERAL INCOME TAX CONSEQUENCES

         The following description of the material federal income tax consequences of the reverse split to our stockholders is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-residents of the United States, broker/dealers or insurance companies). The state and local tax consequences of the reverse split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. You are urged to consult your own tax advisors to determine the particular consequences to you.

         In general, the federal income tax consequences of the reverse split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of our common stock in exchange for their old shares of our common stock. We believe that because the reverse split is not part of a plan to increase periodically a stockholder's proportionate interest in our assets or earnings and profits, the reverse split will likely have the following federal income tax effects: a stockholder who receives solely a reduced number of shares of our common stock will not recognize gain or loss. In the aggregate, such a stockholder's basis in the reduced number of shares of our common stock will equal the stockholder's basis in its old shares of our common stock. A stockholder who receives cash in lieu of a fractional share as a result of the reverse split of our common stock will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Internal Revenue Code, which distribution will be taxed as either a distribution under Section 301 of the Internal Revenue Code or an exchange to such stockholder, depending on that stockholder's particular facts and circumstances. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share. In the aggregate, such a stockholder's basis in the reduced number of shares of our common stock will equal the stockholder's basis in its old shares of our common stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash, and the holding period of the post-effective reverse split shares received will include the holding period of the pre-effective reverse split shares exchanged.


         We will not recognize any gain or loss as a result of the reverse split.

RECOMMENDATION

         Our board of directors recommends that you vote FOR the approval of the grant of discretionary authority to our board of directors to amend our restated certificate of incorporation to effect a reverse split of our common stock within a band ranging from one-for-three to one-for-seven.


                     RISKS ASSOCIATED WITH THE REVERSE SPLIT


         This proxy statement includes forward-looking statements including statements regarding our intent to solicit approval of a reverse split, the timing of the proposed reverse split and the potential benefits of a reverse split, including, but not limited to, increase investor interest, continued listing on The Nasdaq SmallCap Market and the potential for a higher stock price. The words "believe," "expect," "will," "may" and similar phrases are intended to identify such forward-looking statements. Such statements reflect our current views and assumptions, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks include: we may not have sufficient resources to continue as a going concern; any significant downturn in the highly cyclical semiconductor industry or in general business conditions would likely result in a reduction of demand for our products and would be detrimental to our business; we will be unable to achieve profitable operations unless we increase quarterly revenues or make further cost reductions; we are in default of our revolving credit facility; a loss of or decrease in purchases by one of our significant customers could materially and adversely affect our revenues and profitability; economic difficulties encountered by certain of our foreign customers may result in order cancellations and reduced collections of outstanding receivables; development of our products requires significant lead time and we may fail to correctly anticipate the technical needs of our markets; inadequate cash flows and restrictions in our banking arrangements may impede production and prevent us from investing sufficient funds in research and development; the loss of key personnel could have a material adverse effect on our business; the large number of shares available for future sale could adversely affect the price of our common stock; and the volatility of our stock price. For a discussion of these and other risk factors, see our annual report on Form 10-K for the year ended September 30, 2002 and other filings with the Securities and Exchange Commission.

                           PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the ownership of our common stock as of the record date by:

         o        each of our directors;

         o each person known by us to own beneficially 5% or more of our common stock;

         o our chief executive officer and certain of our other executive officers; and

         o        all of our directors and executive officers as a group.



                                                            NUMBER OF SHARES OF COMMON
       NAME AND ADDRESS OF BENEFICIAL OWNER (1)             STOCK BENEFICIALLY OWNED (2)              PERCENT
       ----------------------------------------            -----------------------------              -------
Pat V. Costa                                                       2,948,799 (3)                         3.9%
Frank A. DiPietro                                                    175,636 (4)                         *
Jay M. Haft                                                          585,569 (5)                         *
Tomas Kohn                                                           172,405 (6)                         *
Mark J. Lerner                                                       104,307 (7)                         *
Howard Stern                                                         268,383 (8)                         *
Robert H. Walker                                                     210,055 (9)
Curtis W. Howes                                                       74,327 (10)                        *
Earl H. Rideout                                                      121,137 (11)                        *
Neal H. Sanders                                                       81,075 (12)                        *
Becker Capital Management, Inc. (13)                               4,391,300 (14)                        6.0%
All current executive officers and directors
as a group (12 persons)                                            4,809,613 (15)                        6.2%
----------------------


*        Denotes less than 1%.

(1) Except as otherwise indicated, the address of each beneficial owner is 486 Amherst, Nashua, New Hampshire.

(2) Except as otherwise indicated, includes shares underlying currently exercisable options and warrants as well as those options and warrants which will become exercisable within 60 days of the record date. Except as otherwise indicated, the named persons herein have sole voting and dispositive power with respect to beneficially owned shares.

(3) Includes 1,429,096 shares underlying options, 297,619 shares underlying warrants, 1,190,476 shares underlying a convertible note, and 1,608 vested shares held under our retirement investment plan.

(4) Includes 40,000 shares underlying options; also includes 31,770 shares owned of record by Mr. DiPietro's spouse.

(5) Includes 40,000 shares underlying options; also includes 399,078 shares owned of record by Mr. Haft's spouse.


(6) Includes 40,000 shares underlying options; also includes 1,684 shares owned of record by Mr. Kohn's spouse.

(7) Includes 40,000 shares underlying options held by Morgen, Evan & Company, Inc., of which Mr. Lerner is the principal owner.

(8) Includes 221,370 shares underlying options and 6,183 vested shares held under our retirement investment plan.

(9) Includes 73,228 shares underlying options and 20,632 shares held indirectly in a retirement account.


(10)     Includes 73,827 shares underlying options.


(11) Includes 120,822 shares underlying options and 315 vested shares held under our retirement investment plan.


(12)     Includes 77,075 shares underlying options.



(13) The address of Becker Capital Management is 1211 SW Fifth Avenue, Suite 2185, Portland, Oregon 97204.



(14) Based on information contained in a Schedule 13G filed by Becker Capital Management on February 4, 2003, Becker Capital Management has sole power to vote or direct the vote of 3,986,400 shares and sole power to dispose or to direct the disposition of 4,391,300 shares. Such
         Schedule 13G states that such shares are owned by advisory clients of Becker Capital Management.



(15) Includes an aggregate of 3,706,433 shares underlying options, warrants and a convertible note, 8,106 vested shares held in our investment retirement plan and 20,632 shares held indirectly in a retirement account.

                          ROBOTIC VISION SYSTEMS, INC.
                               486 AMHERST STREET
                          NASHUA, NEW HAMPSHIRE 03063

                      2003 SPECIAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Pat V. Costa and Howard Stern as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Robotic Vision Systems, Inc. (the "Company") held of record by the undersigned at the 2003 Special Meeting of Stockholders, to be held at 5 Shawmut Road, Canton, Massachusetts, at 9:00 a.m. local time, on November 11, 2003, or any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                       SPECIAL MEETING OF STOCKHOLDERS OF

                          ROBOTIC VISION SYSTEMS, INC.

                               NOVEMBER 11, 2003

                           Please date, sign and mail
                             your proxy card in the
                           envelope provided as soon
                                  as possible.


     Please detach along perforated line and mail in the envelope provided.

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  [x]
--------------------------------------------------------------------------------



1. To approve a proposal to grant discretionary authority to the Company's board of directors to amend the Company's restated certificate of incorporation to effect a reverse split of the Company's common stock within a band ranging from one-for-three to one-for-seven.
                                           FOR    AGAINST   ABSTAIN
                                           [ ]      [ ]       [ ]

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        Yes, I plan to attend the 2003 Special Stockholders Meeting [ ]

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To change the address on your account, please check the box at right       [ ]
and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
--------------------------------------------------------------------------------

Signature of Stockholder                              Date:
                        -----------------------------      -------------
Signature of Stockholder                              Date:
                        -----------------------------      -------------


NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.